Exhibit 2.1

SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT (the "Agreement") made on this 7th day of February, 2018 by and among Atlantic Acquisition, Inc., a Nevada corporation, with offices located at 15321 NW 60th Ave 51 Street, Suite 109, Miami Lakes, FL 33014 ("AA"),  Monster, LLC, a Nevada limited liability company ("Monster Nevada") and Monster, Inc., a California corporation ("Monster California"), both of whose primary offices are located at 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080, and (together "Monster Entities" or the "Companies"), and each shareholder and member of Monster Entities as listed on Schedule 1.01 that will be updated upon Closing of the Share Exchange. All the parties hereinafter are referred to as the "Parties."

BACKGROUND:
A. The Boards of Directors of AA and Monster Entities have determined that an acquisition of 100% of the outstanding shares in Monster Entities by AA through a share exchange ("Share Exchange") upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of AA and Monster Entities, respectively, and the Boards of Directors of AA and Monster Entities have approved such Exchange, pursuant to which all of the ownership interests in Monster Entities (the "Shares") will be exchanged for 300,000,000 shares of common stock of AA (the "Exchange Shares") to be issued by AA.
B.  AA has 21,000,000 shares of common stock outstanding as of the date of this agreement, of which 20,000,000 being held by insiders and 1,000,000 being held by investors in the 419 offering.
C. AA and Monster Entities desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.
D. For federal income tax purposes, the Parties intend that the Share Exchange shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I
THE SHARE EXCHANGE
1.01                 Share Exchange. Upon the terms and subject to the conditions set forth in this
Agreement, and in accordance with the Nevada Revised Statutes ("Nevada Statutes"), at the Closing (as hereinafter defined), the Parties shall do the following:
(a) Each stockholder and member of Monster Entities will sell, convey, assign, and transfer all of the Shares he or she currently owns in Monster Entities to AA by delivering to AA executed and transferable ownership interests. The ownership interests transferred to AA at the Closing shall constitute 100% of all issued and outstanding ownership interests in Monster Entities.

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(b) As consideration for its acquisition of the ownership interests, AA shall issue a sum of additional three hundred million (300,000,000) shares of its common stock to the current stockholders of Monster Entities pro rata in the respective amounts as listed on Schedule 1.01 by delivering share certificates to each stockholder and member of the Monster Entities evidencing the Exchange Shares (the "Exchange Shares Certificates").
(c) An aggregate of 5,000,000 of the shares of common stock (the "Cancellation Shares") currently held by AA insiders shall be canceled.
(d) For federal income tax purposes, the Share Exchange is intended to constitute a "reorganization" within the meaning of Section 368 of the Code, and the Parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any Tax filing or legal proceeding inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a "Plan of Reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither AA nor Monster Entities has taken or failed to take, and after the Effective Time (as defined below), AA shall not take or fail to take, any action which reasonably could be expected to cause the Share Exchange to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

  The Share Exchange shall have the effects set forth in the applicable provisions of the Nevada Statutes.
However, each individual Party of this Agreement is encouraged to seek tax advice from tax experts respecting the tax consequences on each individual of the transactions contemplated by this Agreement. This subsection (d), by no means, constitutes a tax opinion for any Parties involved in the transactions contemplated herein.
1.02 Closing.  Unless this Agreement is terminated and the transactions herein contemplated are abandoned pursuant to Article VI and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Share Exchange (the "Closing") will take place at 10:00 a.m. U.S. Pacific Standard Time on the later of the business day upon satisfaction of the conditions set forth in Article V or February 23, 2018 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article V) (the "Closing Date"), at the offices of EAD Law Group, LLC, unless another date, time or place is agreed to in writing by the Parties hereto; provided that, notwithstanding any provision in this Agreement, the Closing shall not take place until the completion of a reconfirmation offering by the 419 investors in which at least 80% vote to approve the Share Exchange.
1.03 Effective Time of Share Exchange.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the Parties shall make all filings or recordings required under Nevada Statutes and the securities law, including without limitation the filing of articles of exchange with the Nevada Secretary of State.  The Share Exchange shall become effective at such time as is permissible in accordance with Nevada Statutes (the time the Share Exchange becomes effective being the "Effective Time").  AA and Monster Entities shall use reasonable efforts to have the Closing Date and the Effective Time be the same day.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.01                Representations and Warranties of the Companies.  Except as set forth in the disclosure schedules to be delivered by the Companies at the Closing, each Company represents and warrants to AA as follows:
(a) Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 8.02).
(b) Ownership interests.  The Ownership interests represent 100% of the issued and outstanding equity interests of the Company.  Except as set forth on Schedule 2.01, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company.  There are no rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company or obligating the Company to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of the shares of the Company.
(c) Authority; Noncontravention.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Company's articles of incorporation or bylaws, if any, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

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(d) Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act of 1933, as amended (the "Securities Act") or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), under state securities law, and any filings required under the Nevada Statutes.
(e) Absence of Certain Changes or Events.  Since September 30, 2017, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:
(i) material adverse change with respect to the Company;
(ii) event, which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 3.01 without prior consent of AA;
(iii) condition, event or occurrence, which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;
(iv) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to AA in writing;
(v) creation or other incurrence by the Company of any lien on any asset other than in the ordinary course consistent with past practices;

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(vi) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;
(vii) labor dispute, other than routine, individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;
(viii) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;
(ix) write-offs or write-downs of any assets of the Company;
(x) creation, termination or amendment of, or waiver of any right under, any material contract of the Company;
(xi) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on the Company;
(xii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; or
(xiii) agreement or commitment to do any of the foregoing.
(f) Certain Fees.  No brokerage or finder's fees or commissions are or will be  payable by the Company to any broker, financial advisor or consultant, finder, placement  agent, investment banker, bank or other person with respect to the transactions  contemplated by this Agreement.
(g) Litigation; Labor Matters; Compliance with Laws.  Except as listed on  Schedule 2.01, there is no suit, action or proceeding or investigation pending or, to the  knowledge of the Company, threatened against or affecting the Company or any basis for  any such suit, action, proceeding or investigation that, individually or in the aggregate,  could reasonably be expected to have a material adverse effect with respect to the  Company or prevent, hinder or materially delay the ability of the Company to  consummate the transactions contemplated by this Agreement, nor is there any judgment,  decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding  against the Company having, or which, insofar as reasonably could be foreseen by the  Company, in the future could have, any such effect which has not been disclosed to AA.
(i) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Company.
(ii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.
(h) Benefit Plans.  Except as set forth on Schedule 2.01, the Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company.  As used herein, "Benefit Plan" shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, ownership plan with respect to any membership interest, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.
(i)                Tax Returns and Tax Payments.
(i) The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by the Company has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of the Company did not, as of March 31, 2017 exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since March 31, 2017, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of the Company and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

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(ii) No material claim for unpaid Taxes has been made or become a material lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(iii) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.
(j) Full Disclosure.  All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to AA or its representatives by or on behalf of any of the Company or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
2.02                 Representations and Warranties of AA.  Except as set forth in the disclosure schedule delivered by AA to each Company at the time of execution of this Agreement (the "AA Disclosure Schedule"), AA represents and warrants to each of the Monster Entities as follows:
(a) Organization, Standing and Corporate Power.  AA is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  AA is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to AA.

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(b) Subsidiaries.  AA does not own directly or indirectly, any equity or other shares in any company, corporation, partnership, joint venture or otherwise.
(c) Capital Structure of AA.  As of the date of this Agreement, the authorized capital stock of AA consists of 400,000,000 shares of AA Common Stock, $0.001 par value and 25,000,000 shares of Preferred Stock, par value $0.001.  There are no other shares of AA stock issuable upon the exercise of outstanding warrants, convertible notes, options and otherwise. The outstanding capital stock of AA consists of 21,000,000 shares of common stock as of the date hereof, and will consist of 16,000,000 shares of common stock as of the Closing Date. All of the outstanding capital stock of AA is duly issued, fully paid and nonassesable and has been issued in accordance with applicable federal and state securities laws.  Except as set forth above, no shares of capital stock or other equity securities of AA are issued, reserved for issuance or outstanding.  All shares, which may be issued by AA pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.
(d) Corporate Authority; Noncontravention.  AA has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by AA and the consummation by AA of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of AA.  This Agreement has been duly executed and when delivered by AA shall constitute a valid and binding obligation of AA, enforceable against AA in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of AA under, (i) its articles of incorporation, bylaws, or other charter documents of AA (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to AA, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to AA, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to AA or could not prevent, hinder or materially delay the ability of AA to consummate the transactions contemplated by this Agreement.

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(e) Government Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to AA in connection with the execution and delivery of this Agreement by AA, or the consummation by AA of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Nevada Statutes, the Financial Industry Regulatory Authority, Inc. (FINRA), the Depository Trust & Clearing Corporation (DTCC), Standard & Poor's, the Securities Act or the Exchange Act.
(f) Financial Statements and SEC filings.  AA has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the Securities and Exchange Commission (the "SEC") and prior to the date hereof (the "SEC Reports"). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Share Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of AA included in the SEC Reports, schedules, forms, statements and other documents filed by AA with the SEC, such AA Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AA and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended.  Except as set forth in the SEC Reports, at the date of the most recent reported financial statements of AA included in the SEC Reports, AA has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to AA.
(g) Absence of Certain Changes or Events.  Except as disclosed in the  SEC Reports or contemplated in this Agreement, since September 30, 2017 (the "AA Balance Sheet Date") AA has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:
(i)                 material adverse change with respect to AA;
(ii) event, which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 3.01 without prior consent of the Company;
(iii)               condition, event or occurrence, which could reasonably be expected to prevent, hinder or materially delay the ability of AA to consummate the transactions contemplated by this Agreement;

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(iv)               incurrence, assumption or guarantee by AA of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to the Company in writing;
(v)                creation or other incurrence by AA of any lien on any asset other than in the ordinary course consistent with past practices;
(vi)               transaction or commitment made, or any contract or agreement entered into, by AA relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by AA of any contract or other right, in either case, material to AA, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;
(vii)              labor dispute, other than routine, individual grievances, or, to the knowledge of AA, any activity or proceeding by a labor union or representative thereof to organize any employees of AA or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;
(viii)             payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;
(ix)                write-offs or write-downs of any assets of AA;
(x) creation, termination or amendment of, or waiver of any right under, any material contract of AA;
(xi)               damage, destruction or loss having, or reasonably expected to have, a material adverse effect on AA;
(xii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to AA; or
(xiii) agreement or commitment to do any of the foregoing.
(h) Certain Fees.  No brokerage or finder's fees or commissions are or will be payable by AA to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.
(i) Litigation; Labor Matters; Compliance with Laws.  There is no suit, action or proceeding or investigation pending or, to the knowledge of AA, threatened against or affecting AA or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to AA or prevent, hinder or materially delay the ability of AA to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AA having, or which, insofar as reasonably could be foreseen by AA, in the future could have, any such effect.

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(i) AA is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to AA.
(ii) The conduct of the business of AA complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.
(j)                Benefit Plans.  AA is not a party to any Benefit Plan under which AA currently has an obligation to provide benefits to any current or former employee, officer or director of AA.
(k)                Certain Employee Payments.  AA is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of AA of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(l) Tax Returns and Tax Payments.  AA has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by AA has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  AA is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to AA by a taxing authority in a jurisdiction where AA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  As of September 30, 2017, AA has a net operating loss carryforward.  The unpaid Taxes of AA did not, as of the AA balance sheet date of September 30, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the AA balance sheet date of September 30, 2017, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of AA and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of AA.

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No material claim for unpaid Taxes has been made or become a lien against the property of AA or is being asserted against AA, no audit of any Tax Return of AA is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by AA and is currently in effect.  AA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(m) Environmental Matters.  AA is in compliance with all Environmental Laws in all material respects.  AA holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on AA. AA is in compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects.  No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by AA or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to AA.  AA has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location, which could result in any liability to AA.  AA has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on AA.  There are no past, pending or threatened claims under Environmental Laws against AA and AA is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against AA pursuant to Environmental Laws.
(n) Material Contract Defaults.  AA is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any AA Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a "AA Material Contract" means any contract, agreement or commitment that has not been disclosed in the SEC Reports or herein and is expected to be effective as of the Closing Date to which AA is a party (i) with expected receipts or expenditures in excess of $5,000, (ii) requiring AA to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $5,000 or more, including guarantees of such indebtedness, or (v) which, if breached by AA in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from AA or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.
(o) Properties.  AA has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by AA or acquired after the date thereof which are, individually or in the aggregate, material to AA's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by AA are held by them under valid, subsisting and enforceable leases of which AA is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

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(p) Intellectual Property.  AA owns or has valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) (collectively "Intellectual Property") that are necessary for the conduct of its business as now being conducted.  All of AA's licenses to use software programs are current and have been paid for the appropriate number of users.  To the knowledge of AA, none of AA's Intellectual Property or AA license agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against AA or its successors.
(q) Board Determination.  The Board of Directors of AA has unanimously determined that the terms of the Agreement are fair to and in the best interests of AA and its shareholders.
(r) Required AA Share Issuance Approval.  AA represents that the issuance of the Exchange Shares to all of the members and shareholders of each Monster Entities as applicable will be in compliance with the Nevada Statutes, the Articles of Incorporation and Bylaws of AA and any relevant regulatory or governing bodies.
(s) Undisclosed Liabilities.  AA has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the SEC Reports, disclosed herein or incurred since the date of the last filed periodic SEC Reports in the ordinary course of business.
(t) Full Disclosure.  All of the representations and warranties made by AA in this Agreement, and all statements set forth in the certificates delivered by AA at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by AA pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Companies or its representatives by or on behalf of AA and the AA shareholders as of the date hereof ("Current AA Shareholders") in connection with the negotiation of this Agreement and the transactions contemplated herein do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

Exhibit 2.1 -- Page 12

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO THE SHARE EXCHANGE
3.01 Conduct of the Company and AA.   From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Companies on the one hand, and AA, on the other hand, shall not, unless otherwise explicitly allowed in this Agreement or mutually agreed to in writing:
(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;
(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;
(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;
(d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to the Company and AA or their business or assets; or
(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.
ARTICLE IV
ADDITIONAL AGREEMENTS
4.01                 Access to Information; Confidentiality. Each Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to AA and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its and to the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to AA all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  For the purposes of determining the accuracy of the representations and warranties of AA set forth herein and compliance by AA of its obligations hereunder, during the period prior to the Effective Time, AA shall provide the Companies and their representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of AA set forth herein and compliance by AA of its obligations hereunder, and, during such period, AA shall, and shall cause its officers, employees and representatives to, furnish promptly to the Companies upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  Except as required by law, each of the Companies and AA will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.
No investigation pursuant to this Section 4.01 shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties hereto.
4.02                 Best Efforts Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement.  AA and the Companies shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Share Exchange.
4.03                 Public Announcements.  AA, on the one hand, and the Companies, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
4.04                 Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, respectively.
4.05                 No Solicitation.  Except as previously agreed to in writing by the other party, neither the Companies nor AA shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any exchange, merger, consolidation, business combination, recapitalization or similar transaction involving the Companies or AA, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Share Exchange or which would or could be expected to dilute the benefits to either the Company or AA of the transactions contemplated hereby.  The Companies and AA will each immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Parties conducted heretofore with respect to any of the foregoing.

Exhibit 2.1 -- Page 13

4.06                 Current Report. AA shall file a Form 8-K with the SEC within four (4) business days of the execution of this Agreement disclosing the material terms of this Agreement in accordance with applicable provisions of the Exchange Act.
4.07                 Additional Issuance. For a period of one (1) year from the Closing Date, upon any issuance of common stock or securities convertible or exercisable into common stock by AA, AA shall also issue pro rata to Current AA Shareholders and their respective transferees, assignees and successors, who shall collectively own five (5) percent of AA's issued and outstanding common stock upon Closing, additional shares of common stock, such that their aggregate ownership percentage of AA (on a fully diluted basis) shall remain five (5) percent; provided, however, that in no event shall AA be required to issue any additional shares to Current AA Shareholders and their respective transferees, assignees and successors to maintain their aggregate ownership percentage at 5% when the number of AA's issued and outstanding common shares once reaches 400,000,000.
4.08                Super 8-k. The Companies shall cause an AA's Current Report on form 8-k (the "Super 8-k") to be filed with the SEC within four (4) business days after the Closing whereby the Super 8-K shall include the audited consolidated financial statements of the Companies for the years ended December 31, 2016 and 2017.
ARTICLE V
CONDITIONS PRECEDENT
5.01                Conditions to Each Party's Obligation to Effect the Exchange.  The obligation of each Party to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.
(b) Governmental Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on AA or the Company shall have been obtained, made or occurred.
(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, AA or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company or AA.

Exhibit 2.1 -- Page 14

(d) Stockholder Approval. This Agreement will have been approved by the requisite vote of the shareholders of Monster Nevada in accordance with the Nevada Statutes.
5.02                 Conditions Precedent to Obligations of AA.  The obligation of AA to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants.  The representations and warranties of the Companies in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) the Companies shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.
(b) Consents.  AA shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third Parties as necessary in connection with the transactions contemplated hereby have been obtained.
(c) No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of the Companies that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.
(d) Due Diligence Investigation.  AA shall be reasonably satisfied with the results of its due diligence investigation of the Companies in its sole and absolute discretion.
5.03                 Conditions Precedent to Obligation of Companies.  The obligation of each Company to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants.  The representations and warranties of AA in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) AA shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.
(b) Consents.  The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third Parties as necessary in connection with the transactions contemplated hereby have been obtained.

Exhibit 2.1 -- Page 15

(c) No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of AA that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on AA.
(d) Board Resolutions.  The Company shall have received resolutions duly adopted by AA's board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.
(e) Delivery of the Exchange Shares Certificate.  The members or shareholders, as applicable, of the Companies shall have received the Exchange Shares Certificates on the Closing Date.
(f)  Cancellation. The Cancellation Shares will have been returned to AA for cancellation and the Companies will have received evidence reasonably satisfactory to them of such cancellation before the Closing Date.
(g) Due Diligence Investigation.  Each of the Companies shall be reasonably satisfied with the results of its due diligence investigation of AA in its sole and absolute discretion, including without limitation the receipt of the certificate from each executive officer of AA stating, among other things, that he or she is duly authorized to act in such official capacity on behalf of AA.
ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER
6.01                 Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Share Exchange:
(a) by mutual written consent of AA and each Company;
(b) by either AA or the Companies if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and nonappealable;
(c) by either AA or the Companies if the Share Exchange shall not have been consummated on or before June 1, 2018 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time.);
(d) by AA, if a material adverse change shall have occurred relative to the Company (and not curable within thirty (30) days);

Exhibit 2.1 -- Page 16

(e) by either Company if a material adverse change shall have occurred relative to AA (and not curable within thirty (30) days);
(f) by AA, if the Companies willfully fails to perform in any material respect any of its material obligations under this Agreement; or
(g) by either Company, if AA willfully fails to perform in any material respect any of its obligations under this Agreement.
6.02 Effect of Termination.  In the event of termination of this Agreement by either  Company or AA as provided in Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AA or the Company, other than the provisions of this Section 5.02.  Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.
6.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties, including each shareholder and member, as applicable, of the Monster Entities, upon approval by all the Parties, if such party is an individual, and upon approval of the Board of Director of AA and each of the Companies.
6.04 Extension; Waiver.  Subject to Section 6.01(c), at any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
6.05 Return of Documents.  In the event of termination of this Agreement for any reason, AA and each of the Companies will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement.  AA and the Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

Exhibit 2.1 -- Page 17

ARTICLE VII
SURVIVAL OF REPS AND WARRANTIES

7.01                Survival of Representations and Warranties.  The Representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period).

ARTICLE VIII
GENERAL PROVISIONS

8.01                 Notices.  Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.)  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.
If to AA:

Atlantic Acquisition, Inc.
c/o: Robert Bubeck, Secretary
18731 SE River Ridge
Tequesta, FL 33469

If to the Companies:

Monster, Inc.
c/o: Fereidoun Khalilian, COO
601 Gateway Blvd., Suite 900
South San Francisco, CA 94080

8.02                 Definitions.  For purposes of this Agreement:
(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
(b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or AA, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of AA to the consummation of the Share Exchange);

Exhibit 2.1 -- Page 18

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and (d)  a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.
8.03                 Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".
8.04                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.  This Agreement is not intended to confer upon any person other than the Parties any rights or remedies.
8.05                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
8.06                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
8.07                 Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the Parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.
8.08                 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Exhibit 2.1 -- Page 19

8.09                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other Parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
8.10                 Attorney's Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing party or Parties shall be entitled to recover from the other party or Parties upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.
8.11                 Currency.  All references to currency in this Agreement shall refer to the lawful currency of the United States of America.
[Signature Page Follows Immediately]

Exhibit 2.1 -- Page 20

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the date first above written.

Atlantic Acquisition, Inc.

By: /s/ Benny Doro
Benny Doro, President

Companies

Monster LLC

By: /s/ Noel Lee
Noel Lee, Managing Member

Monster, Inc.

By: /s/ Noel Lee
Noel Lee, CEO

Exhibit 2.1 -- Page 21

Schedule 1.01 Shareholder and Member List
To be Updated Upon Closing

Shareholder/ Member	Ownership Interest in Monster Entities Before Closing		Percentage Ownership Interest in the Monster Entities on a Consolidated Basis Before Closing	Number of AA Shares Owned by Individual Shareholders upon Closing	Percentage Ownership Interest in AA Upon Closing
	Monster LLC	Monster, Inc.

Total

Exhibit 2.1 -- Page 22